Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP

MEETING OF STOCKHOLDERS

Ashland, Kentucky, March 23, 2006. International Coal Group, Inc. (NYSE: ICO) announced today that it will hold its annual meeting of stockholders on May 26, 2006. The record date to determine the stockholders entitled to receive notice of, and vote at, the meeting is April 10, 2006. The meeting will be held in New York city at a time and place to be announced in the formal notice of the meeting. Formal notice of the meeting and proxy materials will be mailed on or about April 29, 2005.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The company has thirteen active mining complexes, of which twelve are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.